May 4, 2011

Maiden Holdings, Ltd. Announces Quarterly Dividend

HAMILTON, Bermuda, May 4, 2011 (GLOBE NEWSWIRE) — Maiden Holdings, Ltd. (Nasdaq:MHLD) today announced that its Board of Directors approved a quarterly cash dividend of $0.07 per share of common stock. The dividend will be payable on July 15, 2011 to shareholders of record as of July 1, 2011.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our operating subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of March 31, 2011, the Company had $3.1 billion in assets and shareholders' equity of $769.7 million. MHLD-G

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CONTACT:	Maiden Holdings, Ltd.
John Marshaleck
441.298.4902
irelations@maiden.bm